                                 SCHEDULE 14A
                                (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                     Crescent Real Estate Equities Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      CRESCENT REAL ESTATE EQUITIES COMPANY

                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 8, 1998

    This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by the board of trust managers of the Company (the "Board of Trust Managers") for use at the 1998 Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Monday, June 8, 1998, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the Notice of Annual Meeting. The Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders on or about April 28, 1998.

    The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd. (the ("General Partner"), a Delaware corporation which is a wholly owned subsidiary of the Company.

                   RECORD DATE AND OUTSTANDING CAPITAL SHARES

    The record date for determination of the shareholders entitled to notice of and to vote at the Meeting is the close of business April 9, 1998 (the "Record Date"). At the close of business on the Record Date, the Company had 118,729,510 common shares of beneficial interest, par value $.01 per share ("Common Shares") issued and outstanding and entitled to vote at the Meeting.

                               PROCEDURAL MATTERS

    Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR each of the Proposals set forth in this Proxy Statement. If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy at their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

    A proxy may be revoked (i) by delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) by attending the Meeting and voting in person.

                                QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in his or her name on the Record Date.

                 REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

    The vote required to elect the nominees as trust managers is a majority of the votes cast in favor of the nominees at the Meeting by the holders of Common Shares entitled to vote in the election of trust managers, and the vote required to ratify the appointment of independent auditors is the affirmative vote of the holders of a majority of the votes cast by the holders of Common Shares entitled to vote on the matter. Common Shares held by shareholders present at the Meeting in person who do no vote and ballots marked "abstain" or "withhold authority" will be counted as present at the Meeting for quorum purposes. Under the Company's Restated Declaration of Trust, Amended and Restated Bylaws and applicable law, abstentions and broker non-votes with respect to the election of trust managers or the ratification of the appointment of independent auditors will not constitute votes cast and, as a result, will have no effect on the outcome of the vote.

                           COSTS OF PROXY SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the proxy material. In an effort to have as large of a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more employees of the General Partner. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares.

                                 PROPOSAL NO. 1

                           ELECTION OF TRUST MANAGERS

BOARD OF TRUST MANAGERS

    The trust managers of the Company are divided into three classes, with approximately one-third of the trust managers elected by the shareholders annually. The trust managers whose terms will expire at the Meeting are Gerald
W. Haddock and Morton H. Meyerson. Messrs. Haddock and Meyerson have been nominated for election at the Meeting as trust managers to hold office until the Annual Meeting of Shareholders in 2001, or until their successors are elected and qualify.

    The nominees who receive a majority of the votes cast by shareholders present or represented by proxy at the Meeting, and entitled to vote on the election of trust managers, will be elected as trust managers of the Company.

    The Board of Trust Managers of the Company recommends a vote FOR Gerald W. Haddock and Morton H. Meyerson as trust managers to hold office until the Annual Meeting of Shareholders in 2001, or until their successors are elected and qualify. Should one or both of these nominees become unable to serve for any reason, the Board of Trust Managers may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of trust managers on the Board of Trust Managers.

    Set forth below is information with respect to the eight trust managers, including the current nominees, all of whom joined the Company as directors in 1994 (except Melvin Zuckerman who was first elected as a director in 1996), and the executive officers.

                                  TERM
          NAME                  EXPIRES         AGE                         POSITION
          -----                 -------         ---                         --------
Richard E. Rainwater.........     2000          53          Chairman of the Board of Trust Managers of
                                                                the Company
John C. Goff.................     1999          42          Vice Chairman of the Board of Trust Managers
                                                               of the Company
Gerald W. Haddock............     1998          50          President and Chief Executive Officer of the
                                                               Company and the General Partner, Trust
                                                               Manager of the Company, and Director of
                                                               the General Partner
Anthony M. Frank.............     2000          66          Trust Manager of the Company
Morton H. Meyerson...........     1998          59          Trust Manager of the Company
William F. Quinn.............     2000          50          Trust Manager of the Company
Paul E. Rowsey, III..........     1999          43          Trust Manager of the Company
Melvin Zuckerman.............     1999          69          Trust Manager of the Company
Dallas E. Lucas..............      N/A          36          Senior Vice President, Chief Financial and
                                                               Accounting Officer of the Company and
                                                               the General Partner
David M. Dean................      N/A          37          Senior Vice President, Law, and Secretary of
                                                                the Company and the General Partner
James M. Eidson, Jr..........      N/A          43          Senior Vice President, Acquisitions, of the
                                                                General Partner
William D. Miller............      N/A          39          Senior Vice President, Administration, of  the
                                                                General Partner
Bruce A. Picker..............      N/A          33          Vice President and Treasurer of the Company
                                                                and the General Partner
Joseph D. Ambrose, III.......      N/A          47          Vice President, Administration, of the
                                                                General Partner
Jerry R. Crenshaw, Jr........      N/A          34          Vice President and Controller of the General
                                                                Partner
Barry L. Gruebbel............      N/A          43          Vice President, Property Management, of the
                                                                General Partner
Howard W. Lovett.............      N/A          41          Vice President, Corporate Leasing, of the
                                                                General Partner
Murphy Yates..................     N/A          51          Director of Leasing and Operations of the
                                                               General Partner
John L. Zogg, Jr.............      N/A          34          Vice President, Leasing and Marketing, of
                                                                the General Partner

TRUST MANAGERS AND EXECUTIVE OFFICERS

    The Board of Trust Managers consists of eight members, divided into three classes serving staggered three-year terms.

    The following is a summary of the experience of the current and proposed trust managers and the current executive officers.

    Richard E. Rainwater has been an independent investor since 1986. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time he was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in 1986. Additionally, in 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buyout of HCA-Hospital Corporation of America. In 1992, Mr. Rainwater was one of the founders of Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership controlled by Mr. Rainwater became a major shareholder in July 1996. Mr. Rainwater is also chairman of the board of directors of Crescent Operating, Inc. ("COI"). Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

    John C. Goff, prior to joining the Company in 1994, served as a senior investment advisor to, and investor with, Mr. Rainwater, as well as a vice president of Rainwater, Inc., a company wholly owned by Mr. Rainwater. In those capacities, he has been involved in, and principally responsible for, numerous acquisitions and financings involving corporate, debt and real estate interests. Mr. Goff currently is a member of the boards of directors of The Staubach Company and Gainsco, Inc. In 1997, Mr. Goff was appointed chairman of the board of Charter Behavioral Health Systems, L.L.C ("CBHS"). Mr. Goff is also vice chairman of the board of directors of COI. Prior to joining Rainwater, Inc. in 1987, Mr. Goff was employed by the accounting firm of KPMG Peat Marwick LLP from 1981 to 1987. Before joining KPMG Peat Marwick LLP, Mr. Goff was employed by Century Development Corporation, a major Houston-based office developer and property management company. Mr. Goff is a graduate of the University of Texas at Austin and is a Certified Public Accountant. From the Company's inception in 1994 through December 19, 1996, Mr. Goff served as Chief Executive Officer. Since December 19, 1996, Mr. Goff has served as Vice Chairman of the Board of Trust Managers.

    Gerald W. Haddock, prior to joining the Company, was a vice president of Rainwater, Inc. from 1990 to 1994 and was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. During this period, he was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and primary outside legal counsel to Rainwater, Inc. Mr. Haddock currently is a member of the board of directors of AmeriCredit Corporation, a company engaged in the financing of automobile dealer paper, and ENSCO International Incorporated, of which he was one of the three founding directors. Mr. Haddock has also been nominated to serve on the board of directors of Automotive Realty Trust of America, a car dealership real estate investment trust ("REIT"), and he is also the president, chief executive officer and a director of COI. In addition, Mr. Haddock serves as general counsel for the Texas Rangers baseball club. Mr. Haddock earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (JD) degrees from Baylor University. He also holds a Master of Laws (L.L.M.) degree in taxation from New York University and has served as the chairman of the Tax Section of the State Bar of Texas. From the Company's inception in 1994 through December 19, 1996, Mr. Haddock served as President and Chief Operating Officer. Since December 19, 1996, Mr.
Haddock has served as President and Chief Executive Officer.

    Anthony M. Frank served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency and chairman of the Federal Home Loan Mortgage Corporation Advisory Board. From 1992 until 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank also serves as a director of Irvine Apartment Communities, a large California based apartment REIT; Charles Schwab & Co., one of the nation's largest discount brokerages; Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; Cotelligent, Inc., a provider of temporary office support services; and COI. Mr. Frank also serves as chairman of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP. He received a Bachelor of Arts (BA) degree from Dartmouth College and a Master of Business Administration (MBA) degree from the Amos Tuck School of Business at Dartmouth.

    Morton H. Meyerson is chairman and chief executive officer of 2M Companies, Inc., a private investment firm. Mr. Meyerson has in excess of 32 years experience in the information technology services industry. Before beginning his career, he served as a lieutenant in the U.S. Army on active duty from 1961 to 1963. Mr. Meyerson joined Bell Helicopter in 1964 and later joined EDS as a Systems Engineer trainee in 1966. He subsequently served as systems engineer, senior systems engineer, project manager, group manager, and vice president. Mr. Meyerson took a leave of absence from EDS to become president and later chairman of the Wall Street firm Dupont Glore, Forgan, Inc. He returned to EDS in 1975. In 1979, he assumed the office of president and in May of 1986, became vice chairman of the board. In December of 1986, Mr. Meyerson retired from EDS to become a private investor. In 1992, he began serving as chairman and chief executive officer of Perot Systems Corporation until his retirement in December 1997. He is a director of ENSCO International Incorporated and TeleTech Holdings, Inc. Mr. Meyerson holds Bachelor of Arts (BA) degrees in economics and philosophy from the University of Texas at Austin.

    William F. Quinn currently serves as president of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets. In addition, Mr. Quinn is chairman of the board of American Airlines Employees Federal Credit Union, president and a trustee of the American Advantage Mutual Funds and serves on the advisory boards for ARCO's pension plans and Southern Methodist University's Endowment Fund. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. Before joining American Airlines in 1974, Mr. Quinn was employed with the accounting firm of Arthur Young & Company. He holds a Bachelor of Science (BS) degree in accounting from Fordham University and is a Certified Public Accountant.

    Paul E. Rowsey, III is president and a member of the board of directors of Rosewood Property Company, a real estate investment company, a position he has held for the past eight years. Mr. Rowsey is also a member of the board of directors of COI. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts (BA) degree from Duke University and a Juris Doctor (JD) degree from Southern Methodist University School of Law.

    Melvin Zuckerman is the founder and developer of the Canyon Ranch health and fitness resorts. Mr. Zuckerman opened the original Canyon Ranch in Tucson, Arizona in 1979 and opened a second Canyon Ranch in the Berkshire Mountains in Lenox, Massachusetts in 1989. The Company acquired Canyon Ranch-Tucson in July 1996 and Canyon Ranch-Lenox in December 1996. Mr. Zuckerman also serves as a director of the University of Arizona Foundation, and he serves as a director and holds the lifetime title of President Emeritus of the Wellness Council of Tucson (WELCOT), an organization fostering wellness in the workplace and founded by Mr. Zuckerman in 1984. Prior to the opening of Canyon Ranch-Tucson, Mr. Zuckerman was a builder and real estate developer in the Tucson area for 20 years. Prior to 1958, Mr. Zuckerman worked as a Certified Public Accountant. Mr. Zuckerman holds a Bachelor of Science (BS) degree from New York University.

    Dallas E. Lucas, prior to joining the Company, was a financial consulting and audit manager in the real estate services group of Arthur Andersen LLP in Dallas. Mr. Lucas was employed by Arthur Andersen LLP for nine years, until December 1993. Mr. Lucas holds a Bachelor of Business Administration (B.B.A.) degree in accounting from the University of Oklahoma and is a Certified Public Accountant. Mr. Lucas has served as the Senior Vice President and Chief Financial and Accounting Officer since the Company's inception in 1994.

    David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman and from 1990 to 1992 with Jackson & Walker, L.L.P., where he worked primarily with Mr. Haddock on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts (BA) degrees in English and philosophy in 1983. He also holds a Juris Doctor (JD) degree and a Master of Laws (L.L.M.) degree in taxation from Southern Methodist University School of Law. Mr. Dean has served as the Senior Vice President, Law, and Secretary since August 1994.

    James M. Eidson, Jr. has twenty years of experience in the commercial real estate business. Prior to joining the Company, he owned an investment company, specializing in investment grade commercial properties, from 1992 to 1994. From 1989 to 1992, he was associated with CB Commercial Real Estate Group, Inc., where he was a Senior Investment Specialist in their investment grade commercial property group, and from 1982 to 1989 he owned a real estate company through which he provided brokerage and investment services for individuals and large corporate investors and made investments in commercial properties for his own account. He gained his early experience in real estate acquisitions, dispositions, leasing, marketing and consulting while a broker and investment specialist for three years with Hank Dickerson & Company. Mr. Eidson is a former professional football player who played with the Dallas Cowboys from 1976 through 1978. Mr. Eidson holds a Bachelor of Science (BS) degree from Mississippi State University and a Master of Business Administration (MBA) degree from Southern Methodist University. Mr. Eidson has served as the Senior Vice President, Acquisitions, since May 1995.

    William D. Miller, prior to joining the Company, served as vice president, legal affairs of the Texas Rangers major league baseball club beginning in March 1994. While with the Rangers, Mr. Miller managed all legal matters concerning the senior management of the baseball club and the partnerships that owned or were affiliated with the owners of the club. Mr. Miller was also a member of the senior management of the Rangers and certain partnerships affiliated with the Rangers. In addition, Mr. Miller functioned as the primary lawyer responsible for the Rangers' interest in the development of The Ballpark in Arlington project. Prior to joining the Rangers, Mr. Miller practiced law at Jackson & Walker, L.L.P. from September 1986, was the lead real estate lawyer for Mr. Rainwater, Rainwater, Inc. and Mr. Haddock, and was instrumental in the formation transactions of the Company. Mr. Miller received his Bachelor of Science (BS) degree with first honors in commerce and engineering sciences from Drexel University and his Juris Doctor (JD) degree with honors from the University of Texas School of Law. Mr. Miller has served as Senior Vice President, Administration, since joining the Company in May 1997.

    Bruce A. Picker, prior to joining the Company, worked for Rainwater, Inc. from 1990 to 1994 as the partnership controller of its first major real estate acquisition. Previously, Mr. Picker was a senior accountant for Arthur Andersen LLP in their audit department from 1986 to 1989. Mr. Picker holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Harding University and is a Certified Public Accountant. Mr. Picker has served as the Treasurer of the Company and the General Partner since July 1994 and has been a Vice President since June 1996.

    Joseph D. Ambrose III, prior to joining the Company, served as vice president of CRC Environmental Risk Management, Inc., an environmental and risk management consulting firm, from 1993 to 1994. He was responsible for major client development, development of new risk management initiatives and human resources. Mr. Ambrose was a vice president of American Real Estate Group ("AREG"), a liquidating real estate company, where he managed the environmental, insurance and other risks associated with the disposition of a nationwide real estate portfolio from 1990 to 1993. Prior to joining AREG, he was president of Ambrose Properties, Inc., which acquired and developed oil and gas and real estate properties. Mr. Ambrose graduated from Texas Christian University with a Bachelor of Business Administration (B.B.A.) degree in management and received his Juris Doctor (JD) and Master of Business Administration (MBA) degrees from Southern Methodist University. Mr. Ambrose joined the Company in 1994 and has served as Vice President, Administration, since June 1995.

    Jerry R. Crenshaw, Jr. was the controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw has served as Controller since the Company's inception in 1994 and has been a Vice President since March 1997.

    Barry L. Gruebbel, prior to joining the Company, was involved with the property and asset management of more than 10 million square feet of Class A office, retail, industrial and multi-family real estate in Texas and New Mexico as the vice president of property management with Hines Industrial from 1982 to 1986, the vice president of property management with Southland Investment Properties from 1986 to 1990, and most recently the director of property management at The Crescent for Rosewood Property Company. Mr. Gruebbel is a Certified Property Manager (CPM) and is currently active in the real estate organizations of the Institute of Real Estate Management ("IREM") and Building Owners and Managers Association ("BOMA"). Mr. Gruebbel received a Bachelor of Business Administration (B.B.A.) degree in real estate from the University of Texas at Arlington in 1977. Mr. Gruebbel has been with the Company since its inception and became Vice President, Property Management, in February 1997.

    Howard W. Lovett, prior to joining the Company, was president of The Gaineswood Company, a private investment company specializing in real estate and venture capital investments, from January 1989 to August 1995. Previously, Mr. Lovett was vice president of Morgan & Company, a Houston-based real estate development company, where he was responsible for income property acquisitions and the acquisition, development and management of Wildcat Ranch, an exclusive residential development outside Aspen, Colorado. Mr. Lovett graduated from Carleton College with a Bachelor of Arts (BA) degree in English in 1980.

    He also holds a Master of Business Administration (MBA) degree from Harvard University. Mr. Lovett has served as Vice President, Corporate Leasing, since June 1996.

    Murphy C. Yates has more than 22 years of experience in the commercial real estate business. His emphasis is in the managing and leasing of Class A office projects. Prior to joining the Company, Mr. Yates was employed in the real estate business by Metro Inns Management Company from 1973 to 1978, Carrozza Investment Company from 1980 to 1983, Rosewood Property Company from 1983 to 1990, and Trisept Inc. from 1990 to 1994. Mr. Yates holds a Texas Real Estate License, is an active member and former President of the Fort Worth Chapter of BOMA and is involved with IREM. He received his Bachelor of Business Administration (B.B.A.) degree from Texas Tech University in 1969. Mr. Yates has been with the Company since May 1994 and has held the position of Director of Leasing and Operations since April 1997.

    John L. Zogg, Jr. served as vice president of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as marketing manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area. He graduated from the University of Texas at Austin with a Bachelor of Arts (BA) degree in economics and holds a Master of Business Administration (MBA) degree from the University of Dallas. Mr. Zogg has served as Vice President, Leasing and Marketing, since May 1994.

TRUST MANAGERS COMPENSATION

    Each trust manager who is not also an officer of the Company receives an annual fee of $20,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the stock), a meeting fee of $1,000 for each Board of Trust Managers (but not committee) meeting attended (in person or by telephone), and reimbursement of expenses incurred in attending meetings. Trust Managers who are also officers receive no separate compensation for their service as trust managers.

COMMITTEES OF THE BOARD OF TRUST MANAGERS

    Audit Committee. The Audit Committee consists of Anthony M. Frank, Chairman, and William F. Quinn. The Audit Committee, which held three meetings in 1997, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    Executive Compensation Committee. The Executive Compensation Committee consists of Morton H. Meyerson, Chairman, and Paul E. Rowsey, III. The Executive Compensation Committee, which held one meeting in 1997, determines compensation for the Company's executive officers and administers the stock incentive and other compensation plans adopted by the Company. The Executive Compensation Committee also nominates persons to serve as members of the Board of Trust Managers. The Executive Compensation Committee will consider nominees recommended by management, shareholders and others, and such recommendations may be delivered in writing to the attention of the Executive Compensation Committee in care of the Company Secretary at the Company's principal executive offices.

    Intercompany Evaluation Committee. The Intercompany Evaluation Committee consists of Morton H. Meyerson, William F. Quinn and Melvin Zuckerman. The Intercompany Evaluation Committee was appointed by the Board of Trust Managers on November 3, 1997 to review, confirm and ratify, in the Company's capacity as sole stockholder of the General Partner, all determinations and acts of the Operating Partnership, the General Partner and the sole director of the General Partner relating to the Intercompany Agreement between the Operating Partnership and COI, dated June 3, 1997 (the "Intercompany Agreement"), or any other transactions with COI or its affiliate as may be presented to the Company by the General Partner from time to time.
The Intercompany Evaluation Committee did not have any meetings in 1997.

    During the last fiscal year, the Board of Trust Managers held three meetings and no trust manager attended fewer than 85% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust manager served and which were held during the period of time that such person served on the Board of Trust Managers or such committee.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Arthur Andersen LLP has served as the Company's independent auditors from inception through the fiscal year ended December 31, 1997 and has been appointed by the Board of Trust Managers to continue as the Company's independent auditors for the fiscal year ending December 31, 1998. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board of Trust Managers.

    A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    The Board of Trust Managers recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The following table sets forth the beneficial ownership of Common Shares for
(i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares, (ii) each trust manager and named executive officer of the Company or the General Partner, and (iii) the trust managers and executive officers of the Company or the General Partner as a group. Unless otherwise indicated in the footnotes, all Common Shares and all Units are owned directly by the listed beneficial owner.

                             BENEFICIAL OWNERSHIP(1)

                                                 PERCENT OF
                                               COMMON SHARES
  NAME AND ADDRESS OF           COMMON         OWNERSHIP (5)
  BENEFICIAL OWNER(2)        SHARES(3)(4)
----------------------       ------------
Richard E. Rainwater..    13,883,418 (6)           11.0%
John C. Goff..........     2,491,413 (7)            2.1%
Gerald W. Haddock.....     1,881,291(8)             1.6%
Dallas E. Lucas.......       106,312 (9)               *
David M. Dean.........        83,740(10)               *
James M. Eidson, Jr...                                 *
                              87,652
Anthony M. Frank......                                 *
                              25,400
Morton H. Meyerson....                                 *
                             164,765(10)
William F. Quinn......                                 *
                              28,907
Paul E. Rowsey, III...                                 *
                              40,307
Melvin Zuckerman......     1,009,658                   *
FMR Corp..............    10,186,700(11)            7.5%
  82 Devonshire Street
  Boston,
  Massachusetts
  02109

Trust Managers and
Executive Officers as a   19,989,015(5)(6)(7)      15.1%
Group  (18 persons)                 (8)(9)(10)


----------
     *  Less than 1%

(1) All information is as of April 9, 1998 unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. [Accordingly, the number of Common Shares beneficially owned by a person includes (i) the number of Common Shares that such person has the right to acquire within 60 days of April 9, 1998 upon the exercise of options to purchase Common Shares ("Stock Options") granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") and the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (as amended, the "1995 Plan"), (ii) the number of Common Shares issuable upon exchange of Units owned by such person for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), and (iii) the number of Common Shares issuable upon exercise of options (the "Unit Options") granted under the 1996 Crescent Real Estate Equities Limited partnership Unit Incentive Plan (the "Unit Plan") to purchase partnership units of the Operating Partnership ("Units") and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). In addition, a person is deemed to have beneficial ownership of the Company's 6 3/4% Series A Convertible Cumulative Preferred Shares (the "Preferred Shares"), each of which is currently convertible into .6119 Common Shares. As of April 9, 1998, none of the persons listed in the table beneficially own any Preferred Shares. All information as to number of Units contained in the footnotes to this table reflects the number of Common Shares for each Unit issuable upon the exchange of Units (on a two Common Shares for each Unit basis) assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

(3) The number of Common Shares beneficially owned by the following persons includes the number of Common Shares indicated due to the vesting of Stock
    Options: Richard E. Rainwater -- 1,165,624; John C. Goff -- 891,904; Gerald
    W. Haddock -- 652,472; Dallas E. Lucas -- 87,800; David M. Dean -- 77,600;
    James M. Eidson, Jr. -- 66,000; Anthony M. Frank -- 5,600; Morton H. Meyerson -- 2,800; William F. Quinn -- 23,400; Paul E. Rowsey, III -- 5,600; Melvin Zuckerman -- 2800; and Trust Managers and Executive Officers as a Group -- 3,139,150.

(4) The number of Common Shares beneficially owned by the following persons includes the number of Common Shares indirectly owned through participation in the General Partner's 401(k) Plan as of December 31, 1997, as follows:
    John C. Goff -- 1,579; Gerald W. Haddock -- 1,695; Dallas E. Lucas -- 914; David M. Dean -- 1,028; James M. Eidson, Jr. -- 604; and Trust Managers and Executive Officers as a Group -- 12,401.

(5) The percentage of Common Shares beneficially owned by a person assumes that
    (i) as to any person listed in the table, all Stock Options exercisable within 60 days of April 9, 1998 are exercised, all Unit Options exercisable within 60 days of April 9, 1998 are exercised and the Units so acquired are subsequently exchanged for Common Shares, and all Units are exchanged for Common Shares, and (ii) as to all other persons, no Stock Options or Unit Options are exercised, and no Units are exchanged for Common Shares. Common Shares issuable upon conversion of the Preferred Shares are not included because none of the persons listed in the table has beneficial ownership of any Preferred Shares.

(6) The number of Common Shares and Units beneficially owned by Richard E. Rainwater includes 1,200,000 Common Shares and 126,588 Units owned by trusts established for the benefit of Mr. Rainwater's children, and 460,000 Common Shares and 1,652 Units owned by Darla Moore, who is Mr. Rainwater's spouse. Mr. Rainwater disclaims beneficial ownership as to all such 1,660,000 Common Shares and 128,240 Units. In addition, the number of Common Shares and Units beneficially owned by Mr. Rainwater includes 2,206,374 Common Shares and 6,335,126 Units owned indirectly by Mr. Rainwater, including (i) 12,346 Common Shares and 49,506 Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner, (ii) 10,070 Units owned by Tower Holdings, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner, (iii) 33,296 Units owned by 777 Main Street Corporation, a Texas corporation, of which Mr. Rainwater is the sole director and owner, (iv) 2,425,836 Units owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (v) 555,424 Units owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (vi) 3,260,994 Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (vii) 2,194,028 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the sole trustee.

(7) The number of Units beneficially owned by John C. Goff includes 152,560 Units owned by Goff Family, L.P., a Delaware limited partnership, of which Mr. Goff is a general partner, and includes 714,286 Units due to the vesting of Unit Options. Mr. Goff disclaims beneficial ownership of the Units owned by Goff Family, L.P. in excess of his pecuniary interest in such Units.

(8) The number of Units beneficially owned by Gerald W. Haddock includes 101,706 Units owned by Haddock Family, L.P., a Delaware limited partnership, of which Mr. Haddock is a general partner, and includes 714,286 Units due to the vesting of Unit Options. Mr. Haddock disclaims beneficial ownership as to 50,853 of the Units owned by Haddock Family, L.P. in excess of his pecuniary interest in such Units.

(9) The number of Common Shares beneficially owned by Dallas E. Lucas and David
    M. Dean includes 9,959 and 3,984 Restricted Shares, respectively, which restrictions will lapse in equal amounts during the next three years. Each of Mr. Lucas and Mr. Dean has sole voting power with respect to all of his Restricted Shares.

(10) The number of Common Shares beneficially owned by Morton H. Meyerson includes 80,000 Common Shares owned by trusts established for the benefit of Mr. Meyerson's children; Mr. Meyerson disclaims beneficial ownership as to all of such 80,000 Common Shares. The number of Units beneficially owned by Morton H. Meyerson includes 16,880 Units owned by trusts established for the benefit of Mr. Meyerson's children; Mr. Meyerson disclaims beneficial ownership as to all of such Units.

(11) As reported in the Schedule 13G dated February 14, 1998, filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 9,780,000 Common Shares, none of which it has the power to vote. In addition to such 9,780,000 Common Shares, Fidelity Management Trust Company ("Fidelity Management"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 406,700 Common Shares, each of which it has the sole power to vote. Fidelity is the beneficial owner of 9,780,000 Common Shares as a result of its serving as investment adviser to various registered investment companies (the "Funds"). Each of Edward C. Johnson III, chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., FMR Corp., through its control of Fidelity, and the Funds has sole power to dispose of such Common Shares owned by the Funds. Neither FMR Corp., nor Edward C. Johnson III nor Abigail Johnson has the sole power to vote or direct the voting of the Common Shares owned directly by the Funds, which power resides with the Funds' boards of trustees. Fidelity carries out the voting of the Common Shares under written guidelines established by the Funds' boards of trustees. In addition to such 9,780,000 Common Shares, Fidelity Management is the beneficial owner of 406,700 Common Shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson III, Abigail Johnson and FMR Corp., through their control of Fidelity Management, have sole voting and dispositive power over such 406,700 Common Shares owned by the institutional account(s) as reported above. All information presented herein relating to FMR Corp. and Fidelity is based solely on the Schedule 13G/A filed by FMR Corp.

(12) The number of shares beneficially owned by the trust managers and executive officers as a group includes an aggregate of 4,183 Restricted Shares held by two executive officers other than Messrs. Lucas and Dean. The restrictions on such Restricted Shares will lapse in equal amounts during the next three years. Each such executive officer has sole voting power with respect to all of his Restricted Shares.

                             EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION TABLES

    The following table sets forth the annual and long-term compensation paid or awarded to the Company's chief executive officer and the four most highly compensated executive officers of the Company and the General Partner for the years ended December 31, 1997, 1996 and 1995, respectively. As a result of the Company's UPREIT structure, no employees are compensated by the Company but are compensated by the General Partner. The Company has not granted any stock appreciation rights ("SARs").

                                     TABLE 1

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                                                           AWARDS             PAYOUTS
                                                                   OTHER         RESTRICTED    SECURITIES                 ALL OTHER
        NAME AND                                                   ANNUAL           STOCK      UNDERLYING       LTIP    COMPENSATION
   PRINCIPAL POSITION      YEAR    SALARY($)     BONUS($)      COMPENSATION($)    AWARDS($)    OPTIONS(#)     PAYOUTS        ($)(1)
-----------------------    ----    ---------     --------      --------------     ---------    ----------     -------        ------
Gerald W. Haddock          1997     380,772        500,000       56,553(2)           --            --           --          1,600
   President and Chief     1996     286,165      1,500,000          --               --        2,000,000(3)     --            960
  Executive Officer (4)    1995     200,000        125,000          --               --          250,000        --          1,005

John C. Goff               1997     230,772         --           50,203(2)           --            --           --          1,600
Vice Chairman of the       1996     286,165      1,500,000          --               --        2,000,000(3)     --            960
   Board of Trust          1995     200,000        125,000          --               --          250,000        --          1,005
   Managers (5)

Dallas E. Lucas            1997     169,375        200,000          --               --           90,000(6)     --          1,600
Senior Vice President      1996     141,300         81,000          --               --          120,000        --            960
   and Chief Financial     1995     131,250         52,500          --           250,007(7)       60,000(8)     --          1,005
   and Accounting
   Officer

David M. Dean              1997     169,375        150,000          --               --           80,000(6)     --          1,600
Senior Vice President,     1996     141,300         81,000          --               --          120,000        --            960
   Law, and Secretary      1995     131,250         52,500          --           100,015(7)       60,000(8)     --          1,005

James M. Eidson, Jr.       1997     168,865        200,000          --               --           80,000(6)     --          1,600
Senior Vice President,     1996     138,740        331,000          --               --          210,000        --            960
  Acquisitions             1995     117,949        392,442      273,758(9)           --           60,000(8)     --            --

---------

(1) All amounts in this column represent matching contributions to the Crescent Real Estate Equities, Ltd. 401(k) Plan.

(2) Amounts represent salaries and benefits paid by the Company for the personal accountants for Messrs. Goff and Haddock.

(3) The number of securities underlying options granted represent the number of Common Shares issuable following (i) exercise of Unit Options for Units on a one-for-one basis and (ii) the exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(4) Mr. Haddock served as President and Chief Operating Officer of the Company from the Company's inception in 1994 to December 19, 1996.

(5) Mr. Goff served as Chief Executive Officer of the Company from the Company's inception in 1994 to December 19, 1996.

(6) Represents Common Shares underlying Stock Options granted in March 1998 based on individual's performance in 1997.

(7) The Company issued 16,598 and 6,640 Restricted Shares on June 12, 1995 at a market price of $15.0625, which restrictions lapse annually in equal one-fifth installments to Mr. Lucas and Mr. Dean, respectively. Dividends are paid on the Restricted Shares to the holder of the Restricted Shares.

(8) Represents Common Shares underlying Stock Options granted in March 1996 based on individual's performance in 1995.

(9) The Company issued 19,044 Units valued at $14.375 to Mr. Eidson as non-cash bonus compensation.

    The following table provides certain information regarding Stock Options granted to the named executive officers for the year ended December 31, 1997. The Company has not granted any SARs.

                                     TABLE 2

             OPTION/SAR GRANTS FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                       POTENTIAL
                                                                                  REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL
                      NUMBER OF        % OF TOTAL                                    RATES OF STOCK
                      SECURITIES        OPTIONS                                    PRICE APPRECIATION
                      UNDERLYING       GRANTED TO       EXERCISE                    FOR OPTION TERM*
                       OPTIONS        EMPLOYEES IN      OR BASE      EXPIRATION    ------------------
       NAME           GRANTED(#)      FISCAL YEAR     PRICE($/SH.)       DATE          5%         10%
       ----           ----------      -----------     ------------  -------------- --------  --------
                                                                                      (IN THOUSANDS)
Gerald W. Haddock.....   --               --               --            --          --         --
John C. Goff..........   --               --               --            --          --         --
Dallas E. Lucas....... 90,000(1)         6.6%         $35.25          March 2008    $1,995    $  5,056
David M. Dean......... 80,000(1)         5.9%         $35.25          March 2008    $1,774    $  4,494
James M. Eidson,
Jr.................... 80,000(1)         5.9%         $35.25          March 2008    $1,774    $  4,494

----------

* Potential Realizable Value is the change in share price of securities underlying options granted, based on the assumed annual growth rates shown over their 10-year option term. For example, a 5% growth rate, compounded annually, for Mr. Lucas' grant results in a share price of $57.42 per share and a 10% growth rate, compounded annually, results in a share price of $91.43 per share. These potential realizable values are listed to comply with the regulations of the Securities and Exchange Commission (the "Commission"), and the Company cannot predict whether these values will be achieved. Actual gains, if any, on stock option exercise are dependent on the future performance of the shares.

(1) Vest in equal one-fifth installments on March 9, 1999, 2000, 2001, 2002, and 2003.

    The following table provides information about Stock Option exercises by the named executive officers during the year ended December 31, 1997 and Stock Options held by each of them at December 31, 1997. The Company has not granted any SARs.

                                     TABLE 3

                       OPTION VALUES AT DECEMBER 31, 1997

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                    OPTIONS AT                    IN-THE-MONEY OPTIONS
                            SHARES                                FISCAL YEAR END(#)             AT FISCAL YEAR END($)(1)
                          ACQUIRED ON        VALUE        -----------------------------     -----------------------------
       NAME              EXERCISE(#)      REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------     ------------      -----------     -----------     -------------     -----------    --------------
                                                                                                     (IN THOUSANDS)
Gerald W. Haddock            --              --          1,366,758(2)     1,285,714(3)        $32,475          $ 28,045
John C. Goff........         --              --          1,606,190(2)     1,285,714(3)        $38,910          $ 28,045
Dallas E. Lucas.....         15,000         232,463         74,200          238,800           $ 1,725          $  3,298
David M. Dean.......          5,200          71,000         64,000          238,800           $ 1,438          $  3,520
James M. Eidson, Jr          --              --             54,000          296,000           $ 1,067          $  4,598

---------

(1) Market value of securities underlying in-the-money options based on the closing price of the Company's Common Shares on December 31, 1997 (the last trading day of the fiscal year) on the New York Stock Exchange of $39.375, minus exercise price.

(2) The number of securities underlying unexercisable and unexercised options includes 1,285,714 Common Shares. Such Common Shares may be issued following vesting and exercise of Unit Options for Units on a one-for-one basis and the exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(3) The number of securities underlying exercisable but unexercised options includes 714,286 Common Shares. Such Common Shares may be issued following exercise of Unit Options for Units on a one-for-one basis and the exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

EMPLOYMENT AGREEMENTS

    As part of the transactions in connection with the formation of the Company, the Operating Partnership assumed Employment Agreements between Rainwater, Inc. and each of John C. Goff and Gerald W. Haddock. Such Employment Agreements also require that Messrs. Goff and Haddock enter into the Noncompetition Agreements described below. See " -- Agreements Not to Compete," below. The Employment Agreements for Messrs. Goff and Haddock initially provided that each of them receive annual compensation of $160,000 per annum. On July 1, 1995, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock to $240,000 per annum. On March 5, 1996, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock to $300,000 per annum and, on March 3, 1997, to $400,000 per annum. On June 23, 1997, Mr. Goff agreed to a reduction in his salary from the Operating Partnership to $100,000 per annum to reflect his agreement to devote a significant amount of his time to his duties as Chairman of CBHS. On March 9, 1998, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Mr. Haddock by 5% per annum to $105,000 per annum for Mr. Goff and $420,000 per annum for Mr. Haddock. The term of each of the Employment Agreements expires on April 14, 1999, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Messrs. Goff or Haddock, as the case may be. The salaries under the Employment Agreements, which are not subject to a cap, may be increased at the discretion of the Operating Partnership, although it is the Operating Partnership's practice to have increases in such salaries reviewed by the Executive Compensation Committee of the Board of Trust Managers of the Company. Bonuses under the Employment Agreements are similarly determined by the Operating Partnership, although it is the practice of the General Partner to have such bonuses reviewed by the Executive Compensation Committee of the Board of Trust Managers of the Company.

AGREEMENTS NOT TO COMPETE

    The Operating Partnership is dependent on the services of Richard E. Rainwater, John C. Goff and Gerald W. Haddock. Messrs. Goff and Haddock are employees of the Operating Partnership. Mr. Rainwater serves as Chairman of the Board of Trust Managers of the Company but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Company's Common Shares in May 1994 (the "Initial Offering"), each of Messrs. Rainwater, Goff and Haddock entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate related activities during specified periods of time. The restrictions imposed by Mr. Rainwater's Noncompetition Agreement will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions imposed by Mr. Goff's and Mr. Haddock's Noncompetition Agreements will terminate one year after the subject individual first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater, Goff and Haddock from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers, trust managers and persons who own more than 10% of the Company's Common Shares to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission and the New York Stock Exchange. Such officers, trust managers and 10% holders are also required by the Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with during the fiscal year ended December 31, 1997, except Joseph D. Ambrose, III failed to file on a timely basis his change of ownership on Form 4 when his wife acquired 40 Common Shares, and John Walker (who resigned from his position as an executive officer and employee of the General Partner effective March 31, 1998) and John Zogg failed to file on a timely basis their change of ownership on Form 5 for their receipt each of 33 Common Shares from the Company.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee is comprised of Messrs. Meyerson and Rowsey. Members of the Executive Compensation Committee are selected by a majority of the full Board of Trust Managers.

    Compensation Philosophy and Objectives. The Executive Compensation Committee of the Company determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans adopted by the Company. In addition, the Executive Compensation Committee, acting for the Company in its capacity as the sole stockholder of the General Partner, reviews and ratifies, where appropriate, decisions of the board of directors of the General Partner with respect to the compensation of the executive officers of the General Partner.

    The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company and the Operating Partnership operate. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

    Executive Officer Compensation. In addition to their regular salary, the executive officers of the General Partner may be compensated in the form of cash bonus awards and restricted stock grants and stock options under the 1995 Plan. Executive officers of the General Partner are eligible to participate, on the same basis as other employees, in the employer matching provision of the Profit Sharing Plan and Trust established by the General Partner Savings Plan, whereby employees may save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan with the General Partner contributing an additional percentage of the amount saved by each employee. Such executive officers are also eligible to participate in the other employee benefit and welfare plans maintained by the General Partner on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

    Performance of the Company and the Operating Partnership was a key consideration in the deliberations of the Executive Compensation Committee regarding executive compensation for 1997. The Executive Compensation Committee recognizes that share price is one measure of performance, but also that other factors, including industry business conditions and the Company's success in achieving short-term and long-term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Executive Compensation

Committee also gave consideration to the Company's achievement of specified business objectives when reviewing 1997 executive officer compensation. An additional objective of the Executive Compensation Committee has been to reward executive officers with equity compensation in addition to salary, in keeping with the Company's overall compensation philosophy of placing equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of all employees and executive officers.

    Base Salary. The 1997, base annual salaries of the Vice Chairman of the Board of Trust Managers (the "Vice Chairman") and the President and Chief Executive Officer (the "CEO") were based upon employment contracts between such officers and the Operating Partnership. In March 1997, the General Partner approved, and the Board of Trust Managers of the Company ratified, an increase from the $300,000 annual salary provided in each such contract to $400,000 per annum for each of the Vice Chairman and CEO. On June 23, 1997, Mr. Goff agreed to a reduction in his salary from the Operating Partnership to $100,000 per annum to reflect his agreement to devote a significant amount of his time to his duties as chairman of CBHS. On March 9, 1998, the General Partner approved, and the Executive Compensation Committee ratified, a 5% increase for each of the Vice Chairman and CEO to $105,000 per annum for the Vice Chairman and $420,000 per annum for the CEO. These employment agreements, which provide for bonuses to be determined by the board of directors of the General Partner, expire in April 1999, subject to automatic renewal for successive one-year periods unless terminated by the Operating Partnership or Messrs. Goff and Haddock. The 1997 compensation paid to the other executive officers of the General Partner was based upon a salary structure administered for consistency for each position relative to its authority and responsibility and in comparison to industry peers.

    Annual Incentive. The General Partner paid cash bonuses to its executive officers and other key personnel in recognition of the Company's strong performance within its industry and increased return to shareholders, as well as the substantial personal contributions to the aggressive acquisition strategies of the Operating Partnership. Both of these developments have a significant impact on the Company's profitability and long-term performance. For a discussion of the bonus paid to the CEO, see "Vice Chairman and CEO Compensation" below.

    Long-Term Incentive. Stock Options were used in 1997 to reward and incentivize executive officers and other key personnel and to retain them through the potential of capital gains and equity buildup in the Company. The number of Stock Options granted was determined by the Executive Compensation Committee based upon its evaluation of performance criteria mentioned above, along with the Executive Compensation Committee's subjective evaluation of each executive's ability to influence the Company's long-term growth and profitability. All Stock Options were issued at a price not less than the market price of the Common Shares on the date of grant. Because the value of the Stock Option should, over time, bear a direct relationship to the Company's share price, the Executive Compensation Committee believes the award of Stock Options represents an effective incentive to create value for the shareholders. During 1997, the Executive Compensation Committee granted Stock Options to purchase 134,000 Common Shares to four persons who currently serve as officers of the General Partner. In addition, on March 9, 1998, the Company granted Stock Options to purchase 380,000 Common Shares to ten persons who serve as officers of the Company, the General Partner, or both.

    Vice Chairman and CEO Compensation. On March 9, 1998, the Executive Compensation Committee and the Board of Trust Managers approved and ratified the authorization by the General Partner of a cash bonus in the amount of $500,000 to the CEO. In approving such bonus, the Executive Compensation Committee gave substantial weight to the critical contributions made by the CEO to the development and execution of the Company's aggressive acquisition program and the impact of the acquisition program on shareholder value. The Company has completed more than $5.8 billion in acquisitions since the Initial Offering in 1994 and has increased its quarterly distributions by approximately 64.3% since the Initial Offering. The Executive Compensation Committee also noted that the stock price has increased from $12.50 per share since the Initial Offering to $35.25 at the time of the approval of the bonus on March 9, 1998. The Company's stock price increased by more than 49% during 1997, a rate of increase substantially in excess of the Company's peer group. Further, total return to shareholders (consisting of appreciation in share price and distributions paid) increased by 246% from the Initial Offering through December 31, 1997. The Executive Compensation Committee also considered the amount and nature of compensation paid to similarly situated executives at other major office REITs and at other companies in the Dallas-Fort Worth area.

    On July 16, 1996, the Executive Compensation Committee and the Board of Trust Managers of the Company approved and ratified adoption by the General Partner of the Unit Plan and the grant to each of the Vice Chairman and CEO of Unit Options to acquire 1,000,000 Units. The Unit Plan provided for a seven-year vesting period and accelerated vesting of 250,000 Unit Options in the event the fair market value of the Common Shares equaled or exceeded $25.00 for each of ten consecutive trading days (determined based on the closing price on each such day), which it did on January 7, 1997. On June 9, 1997, the shareholders of the Company approved granting to the Vice Chairman and CEO the right to exchange Units acquired upon the exercise of Unit Options for Common Shares (on the basis of two Common Shares for each Unit exchanged, to account for the stock split without a corresponding unit split). Effective March 9, 1998, the Compensation Committee of the General Partner, which consists of Messrs. Meyerson and Rowsey, amended the vesting schedule of Mr. Haddock's Unit Option to provide for (i) the vesting of 107,143 Unit Options per year for the remainder of the term of such Unit Option, (ii) accelerated vesting of 250,000 Unit Options at the time that the Fair Market Value of the Common Shares first equals or exceeds $50.00 per Common Share, and (iii) accelerated vesting of all remaining unvested Unit Options at the time that the Fair Market Value of the Common Shares first equals or exceeds $60.00 per Common Share. The Fair Market Value of the Common Shares is defined as the average closing price of the Common Shares for the preceding ten consecutive trading days. The closing price of the Common Shares on the date of amendment of the vesting schedule was $35.3125. The Executive Compensation Committee believes that the exercise price, vesting provisions and other terms of the Unit Options provide a strong link between the future value of the Unit Options and the long-term value of the Common Shares, which will provide further incentives for the Vice Chairman and CEO to establish financial and operational objectives designed to further increase the value of the Company.

                                                EXECUTIVE COMPENSATION COMMITTEE

                                                Morton H. Meyerson
                                                Paul E. Rowsey, III

PERFORMANCE GRAPH

    The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return of NAREIT Equity REIT Return Index, the S&P 500 Index and SNL Securities LP Office REITs Index for the period April 28, 1994, the date on which trading of the Common Shares commenced, through December 31, 1997. The graph assumes an investment of $100 on April 28, 1994, a reinvestment of dividends and actual increase of the market value of the Common Shares relative to an initial investment of $100.

                             CRESCENT
                           REAL ESTATE      NAREIT                    SNL SECURITIES
   MEASUREMENT PERIOD        EQUITIES       EQUITY                      LP OFFICE
  (FISCAL YEAR COVERED)      COMPANY         REIT      S&P 500 INDEX   REITS INDEX

         4/28/94              100.00       100.00        100.00          100.00
        12/31/94              111.73        98.11        104.40          104.81
        12/31/95              150.81       113.09        143.63          145.14
        12/31/96              248.14       158.97        176.47          219.48
        12/31/97              386.62       183.96        235.36          285.09

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company, in addition to the Company.

    In July 1996, in connection with the acquisition of Canyon Ranch-Tucson, the Company obtained from Melvin Zuckerman, who became a trust manager of the Company in November 1996, and Jerrold Cohen an option to acquire up to 30% of a management company to be formed by Messrs. Zuckerman and Cohen. The management company will have all rights to develop and manage new Canyon Ranch resorts, both within the United States and internationally, and to use and sublicense the Canyon Ranch name and trademarks. The Company must exercise the option on or before July 26, 1998, either in full or in three increments, for an aggregate maximum price of $6,000,000.

    Effective March 14, 1996, March 14, 1997 and March 30, 1998, the Company loaned to Morton H. Meyerson, an independent trust manager of the Company, $187,425, $45,311 and $45,297, respectively, on a recourse basis, pursuant the 1994 Plan and the 1995 Plan. Mr. Meyerson used the proceeds of the first loan, with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Meyerson used the proceeds of the second loan, together with $14.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Meyerson used the proceeds of the third loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. In addition, effective July 17, 1996 and February 2, 1998, the Company loaned to Anthony M. Frank, an independent trust manager of the Company, $187,425 and $45,298 on a recourse basis. Mr. Frank used the proceeds of the first loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Frank used the proceeds of his second loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. In addition, effective June 10, 1997, the Company loaned to Paul E. Rowsey, III, an independent trust manager of the Company, $419,997 on a recourse basis. Mr. Rowsey used the proceeds of his loan, together with $328.00 in cash, to acquire 30,000 Common Shares pursuant to the exercise of 30,000 Stock Options which were granted to him on May 5, 1994 under the 1994 Plan, and 2,800 Common Shares pursuant to the exercise of 2,800 Options which were granted to him on March 14, 1996 under the 1995 Plan. Each of the loans bears interest at a fixed annual rate equal to the distribution yield on the Common Shares as of March 14, 1996, March 14, 1997 and March 30, 1998 (for Mr. Meyerson's respective loans), July 17, 1996 and February 2, 1998 (for Mr. Frank's respective loans) and June 10, 1997 (for Mr. Rowsey's loan), the effective date of the applicable loan. Each loan is payable, interest only, on a quarterly basis from distributions paid with respect to such Common Shares, with a final payment of all accrued and unpaid interest plus the entire original principal balance due on March 14, 2001, March 14, 2002, and March 30, 2003 (for Mr. Meyerson's respective loans), July 17, 2001 and February 2, 2003 (for Mr. Frank's respective loans) and June 10, 2002 (for Mr. Rowsey's loan). Mr. Meyerson's loans are secured by 7,500 Units, 2,800 Common Shares and 2,800 Common Shares respectively, owned by Mr. Meyerson; Mr. Frank's loans are secured by 15,000 Common Shares and 2,800 Common Shares respectively, owned by Mr. Frank; and Mr. Rowsey's loan is secured by 32,800 Common Shares owned by Mr. Rowsey.

    On September 13, 1996, the Company purchased 1,187,906 shares of the Series B Non-Voting Participating Convertible Preferred Stock of Fresh Choice, Inc. ("Fresh Choice"), a chain of upscale casual restaurants, for a total of approximately $5.5 million ($4.63 per share). Richard E. Rainwater, the Chairman of the Board of the Company, is currently the holder of approximately 8.7% of the voting common stock of Fresh Choice. The Company also acquired an immediately exercisable option to purchase up to an additional 593,953 shares of the Series C Non-Voting Participating Convertible Preferred Stock of Fresh Choice at a price of $6.00 per share for a period of three years following the closing of the initial purchase of preferred stock (the "Series C Stock Option"). The Series C preferred stock is senior to the common stock of Fresh Choice and all other preferred stock of Fresh Choice and is convertible into shares of the common stock of Fresh Choice on a one-for-one basis. The Series B preferred stock is senior to the common stock of Fresh Choice and the Series A Voting Participating Convertible Preferred Stock of Fresh Choice. The Series B preferred stock also is convertible into shares of Series A preferred stock of Fresh Choice (which would then be convertible into shares of common stock) on a one-for-one basis (and, under certain conditions relating to the earnings of Fresh Choice, the holders of Series A preferred stock may elect a majority of the directors of Fresh Choice), provided that, in order to preserve the Company's REIT status, conversion is not permitted if it would cause the Company to be treated as the owner of more than 10% of the outstanding voting securities of Fresh Choice for federal income tax purposes. Outstanding Series A preferred stock may be converted into common stock at Fresh Choice's election if the common stock trades at $15.00 per share. On August 11, 1997, the Company entered into a Call Option Agreement (the "Option Agreement") with Mr. Rainwater whereby Mr. Rainwater granted to the Company an option (the "Fresh Choice Option"), exercisable at any time through September 12, 2006, to purchase all, but not less than all, of the 496,400 shares of common stock of Fresh Choice owned by Mr. Rainwater (the "Fresh Choice Common Shares") at Mr. Rainwater's investment cost in the Fresh

Choice Shares ($3.6 million, plus incidental expenses, plus Mr. Rainwater's cost of funds at the rate of LIBOR plus 50 basis points, with interest adjusted and compounded quarterly). During the pendency of the Fresh Choice Option, Mr. Rainwater retains sole beneficial ownership of the Fresh Choice Common Shares unless and until the Fresh Choice Common Shares are sold. Prior to selling any of the Fresh Choice Common Shares, Mr. Rainwater must give the Company notice of his intention to sell so that the Company may exercise the Fresh Choice Option; if the Company fails to exercise the Fresh Choice Option within two business days, Mr. Rainwater may sell the Fresh Choice Common Shares but must remit to the Company the cash proceeds from the sale, net of his investment cost in the Fresh Choice Shares sold. Also on August 11, 1997, as compensation for services rendered in connection with the Fresh Choice investment, the Company entered into an Agreement of Assignment with Mr. Rainwater's wholly owned corporation, Rainwater, Inc., pursuant to which the Company assigned to Rainwater, Inc. the Series C Stock Option with respect to 80,000 shares of Series C preferred stock covered by that option. According to Mr. Rainwater's Schedule 13D amendment filed on November 16, 1997, Rainwater, Inc. assigned its interest in the Series C Stock Option to two individuals associated with it on August 11, 1997.

    In April 1997, the Company established COI. COI was formed to be the lessee and operator of certain assets to be acquired by the Company and to perform the Intercompany Agreement, pursuant to which each has agreed to provide the other with rights to participate in certain transactions. Mr. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and COI, and Gerald W. Haddock serves as the President, Chief Executive Officer and a member of the Board of the Company, COI and the General Partner. Messrs. Frank and Rowsey are Members of the Board of the Company and of COI. In addition, as of April 9, 1998, Messrs. Rainwater, Goff and Haddock, together with the other management of the Company, beneficially own an approximately 14.3% equity interest in the Company, both directly through their ownership of 9,190,948 Common Shares of the Company (inclusive of vested Stock Options) and indirectly through their ownership of 9,529,030 Unit (inclusive of vested Unit Options). Messrs. Rainwater, Goff and Haddock own approximately 15% of the outstanding common stock of COI through their ownership of 1,281,189 shares of COI common stock and 413,857 shares underlying vested stock options. COI was spun off as a separate public company effective June 12, 1997.

    Pursuant to a Purchase Agreement dated as of September 29, 1997, the Company sold to COI, for approximately $2.2 million, 100% of the voting stock of Desert Mountain Development Corporation ("DM Development"), which holds a 93% general partner interest in the partnership which owns Desert Mountain, a master-planned, luxury residential and recreational community in Scottsdale, Arizona. The Company retained all of the non-voting stock, representing a 95% economic interest, in DM Development.

    Pursuant to a Purchase Agreement dated as of September 29, 1997, the Company sold to COI, for approximately $2.2 million, 100% of the voting stock of The Woodlands Land Company, Inc., which holds a 42.5% general partner interest in a partnership that owns approximately 8,900 acres zoned for commercial and residential development, as well as a realty office, an athletic center and interests in both a title company and mortgage company. The Company retained all of the non-voting stock, representing a 95% economic interest, in The Woodlands Land Company, Inc.

    Effective December 30, 1997, the Company sold to COI, for approximately $8.0 million, 100% of the voting stock of two corporations, one of which owns a 40% interest in the partnership that owns Americold Corporation ("Americold") and the other of which owns a 40% interest in the partnership that owns URS Logistics, Inc. ("URS"). Americold and URS are owners and operators of 80 refrigerated warehouses. The Company retained all of the non-voting stock, representing a 95% economic interest, in each of the two corporations.

    In connection with the formation and capitalization of COI, the Company contributed $14.1 million to COI and loaned to COI approximately $35.9 million pursuant to a five-year loan (the "Term Loan"), which bears interest at 12% per annum and is collateralized by a lien on certain assets which COI now owns or may acquire in the future. Also in connection with COI's formation, the Company loaned to COI approximately $20.4 million pursuant to a line of credit (the "Line of Credit"), which bears interest at 12% per annum and is collateralized by a lien on certain assets which COI now owns or may acquire in the future. As of December 31, 1997, the outstanding balances on the Term Loan and the Line of Credit were approximately $26.0 million and $13.7 million, respectively.

    In connection with the acquisition by COI, effective July 31, 1997, of the companies that leased the hotel properties owned by the Company as of July 31, 1997 (as discussed below), COI acquired 100% of an entity which has outstanding debt under notes of approximately $2.4 million and $.65 million (the "CR Notes") payable to the Company in connection with acquisition of Canyon Ranch-Tucson. The CR Notes bear interest at a rate of 10.75% per annum, are secured by deeds of trust for certain real and personal property and mature in August 2003. The outstanding balance at December 31, 1997 on the CR Notes was approximately $2.66 million. In addition, in connection with this transaction, COI acquired 100% of an entity which has outstanding debt under a promissory note of approximately $.19 million payable to the Company in connection with acquisition of Sonoma Mission Inn & Spa. This note bears interest at a rate of 7.5% per annum and matures in November 2006. The outstanding balance of the note at December 31, 1997 was approximately $0.19 million.

    In connection with COI's acquisition on September 22, 1997 of a two-thirds interest in the joint venture that owns the Houston Center Athletic Club and a $5.0 million note receivable from the joint venture, the Company made loans to COI of $0.8 million and $1.0 million, each of which bears interest at 8.5% per annum. The $1.0 million note is secured by the $5.0 million note receivable from the joint venture and matures on September 21, 1998. The $0.8 million note is secured by COI's interest in the joint venture and matures on September 22, 2002. The outstanding balances at December 31, 1997 on the $0.8 million and $1.0 million loans were approximately $0.79 million and $1.0 million, respectively.

    On June 11, 1997, DBL Holdings, Inc. ("DBL"), a wholly owned subsidiary of the Company, was formed and acquired from COI a 12.39% limited partner interest in the partnership that owns the Dallas Mavericks for approximately $12.6 million. COI originally acquired the limited partner interest from an unrelated party for approximately $12.4 million. The voting common stock, which represents a 5% economic interest in DBL, was sold to Gerald W. Haddock and John C. Goff for $126,000 on June 27, 1997. The Company retained all non-voting common stock, representing a 95% economic interest in DBL.

    On June 17, 1997, the Company acquired, for an aggregate purchase price of approximately $387.2 million, the 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities") (and two additional behavioral healthcare facilities that subsequently were sold) that were previously owned and operated by a subsidiary of Magellan Health Services, Inc. ("Magellan") and warrants to purchase shares of Magellan's common stock. The purchase price was determined as the result of negotiations between the Vice Chairman and the Chief Executive Officer of the Company and Magellan. The warrants permit the Company to purchase up to 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from May 1998 through May 2009. In connection with the transaction, COI and Magellan formed CBHS to operate the Behavioral Healthcare Facilities. COI and Magellan each own a 50% interest in CBHS. CBHS leases the Behavioral Healthcare Facilities from the Company pursuant to a lease with an initial 12-year term (subject to four, five-year renewal options at fair market value for annual minimum rent of approximately $41.7 million, increasing annually at a 5% compounded annual rate; additionally, CBHS pays $20 million annually, at least $10 million of which must be used for capital expenditures and up to $10 million of which may be used for capital expenditures and other purposes.

    Effective March 3, 1998, COI entered into a definitive agreement to acquire Magellan's 50% interest in CBHS in exchange for $30 million in common stock of COI. In a related transaction, CBHS executed a definitive agreement to purchase from Magellan, for approximately $280 million, certain assets and intellectual property rights used by Magellan to supply franchise services to CBHS. The agreement provides for the elimination of the franchise fee that is payable by CBHS to Magellan. The transactions are subject to a number of conditions, including customary closing conditions, a condition that CBHS obtain funds sufficient to finance the purchase and certain regulatory conditions. The transactions, as currently structured, will not affect the arrangements pursuant to which CBHS leases the Behavioral Healthcare Facilities from the Company.

    A limited partnership, the sole general partner of which is Rainwater, Inc., owns warrants to acquire 1,942,996 shares of Magellan common stock (the "Warrants"). Mr. Rainwater, either directly or indirectly, owns 2,457,278 shares of Magellan, and warrants to acquire approximately 1,212,483 of the Warrants. Messrs. Goff and Haddock each own, directly or indirectly, approximately 42,000 shares and 57,000 shares, respectively, and approximately

28,500 shares, of Magellan common stock. These warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, shares of Magellan common stock at a purchase price of $26.15 per share.

    Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to own beneficially a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.

    As of July 31, 1997, the Company owned four full-service/luxury hotels, Hyatt Regency Beaver Creek, Denver Marriott City Center, Hyatt Regency Albuquerque and Sonoma Mission Inn & Spa, and two destination health and fitness resorts, Canyon Ranch-Tucson and Canyon Ranch-Lenox (collectively, the "July 1997 Hotel Properties"). As of December 31, 1997, the Company owned eight hotel properties consisting of the July 1997 Hotel Properties, the Four Seasons Hotel-Houston (acquired September 22, 1997) and Ventana Country Inn (acquired December 19, 1997) (collectively, the "Hotel Properties"). Through July 30, 1997, the Company leased each of the July 1997 Hotel Properties to independent companies pursuant to six separate leases. These companies were owned 4.5% by each of John C. Goff and Gerald W. Haddock, each of whom is an officer and member of the Board of the Company, and 91% by other persons. Effective July 31, 1997, COI acquired each of these companies. The terms of the leases of the Hotel Properties were not modified in connection with the acquisition. As of December 31, 1997, the Company has leased each of the Hotel Properties to subsidiaries of COI (the "Hotel Lessees") pursuant to eight separate leases. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. Each of the leases provides for the payment by the respective Hotel Lessee of (i) base rent, with periodic rent increases, and (ii) percentage rent based on a percentage of gross revenues, room revenues, food and beverage revenues, or a combination thereof, above a specified amount. Under the leases, the former hotel lessees paid an aggregate of approximately $19.0 million in rent to the Company during the seven months ended July 31, 1997. The Hotel Lessees of the eight Hotel Properties owned as of December 31, 1997 paid an aggregate of approximately $16.2 million in rent to the Company during the five months ended December 31, 1997. In addition, on January 23, 1998, a subsidiary of COI entered into a 10-year lease agreement with the Company with respect to the Omni Austin Hotel. The terms of the Omni Austin Hotel lease are substantially similar to those for the other Hotel Properties. The Company expects to receive minimum lease payments from COI during 1998 under all of the Hotel Property leases of approximately $34.8 million.

    Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                   SHAREHOLDER PROPOSALS AT THE COMPANY'S 1998
                         ANNUAL MEETING OF SHAREHOLDERS

    Shareholders who intend to submit proposals for consideration at the Company's 1999 annual meeting of shareholders must submit such proposals to the Company no later than December 15, 1998, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trust Managers in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Senior Vice President, Law, and Secretary, 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

                     ANNUAL REPORT AND FINANCIAL INFORMATION

    The Company's 1997 Annual Report to Shareholders for the year ended December 31, 1997, this Proxy Statement and the form of proxy will all be mailed together to shareholders on or about April 28, 1998. The principal executive offices of the Company are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

    The information concerning the Company's consolidated and combined financial statements, selected financial data and management's discussion and analysis of financial condition and results of operations is incorporated by reference to the Company's Annual Report.